Exhibit (a)(5)(b)

LA JOLLA PHARMACEUTICAL COMPANY

INFORMATION STATEMENT

This Information Statement (this “Information Statement”) is being mailed on or about July 25, 2022 as part of the Solicitation/Recommendation Statement on Schedule 14D-9 (as amended or supplemented from time to time, the “Schedule 14D-9”) to holders of common stock, par value $0.0001 per share (the “Common Shares”), of La Jolla Pharmaceutical Company, a Delaware corporation (the “Company”).

The Schedule 14D-9 relates to the tender offer by Innoviva Acquisition Sub, Inc., a Delaware corporation (“Purchaser”), a wholly-owned subsidiary of Innoviva, Inc., a Delaware corporation (“Parent”), to purchase all of the issued and outstanding Common Shares at a purchase price of $6.23 per Share (the “Offer Price”), net to the seller in cash, without interest thereon and subject to any applicable tax withholding, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated July 25, 2022 (the “Offer to Purchase”), and in the related Letter of Transmittal (which, together with the Offer to Purchase, as they may be amended or supplemented from time to time, collectively constitute the “Offer”).

You are receiving this Information Statement in connection with the possible appointment of persons designated by Purchaser to the Board of Directors of the Surviving Corporation (as defined in the Merger Agreement) (the “New Board”). Such designation is to be made pursuant to an Agreement and Plan of Merger, dated July 10, 2022 (the “Merger Agreement”) by and among the Company, Parent and Purchaser.

This Information Statement is being mailed to you in accordance with Section 14(f) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Rule 14f-1 promulgated thereunder. The information set forth herein supplements certain information set forth in the Schedule 14D-9. Please read this Information Statement carefully. You are not, however, required to take any action. Capitalized terms used and not otherwise defined herein have the meanings set forth in the Schedule 14D-9.

Parent provided the information in this Information Statement concerning Parent and Purchaser and the Board Designees (as defined below), and the Company assumes no responsibility for the accuracy, completeness or fairness of such information.

GENERAL INFORMATION

The Common Shares constitute the only class of security entitled to vote at a meeting of the stockholders of the Company. Each Share has one vote. As of July 21, 2022, there were 24,926,469 Common Shares issued and outstanding.

BACKGROUND INFORMATION

The Offer is being made pursuant to the Merger Agreement. The Merger Agreement is filed as Exhibit (e)(1) to the Schedule 14D-9 and is incorporated herein by reference. The Merger Agreement provides, among other things, for the making of the Offer by Purchaser and further provides that, the Offer, if successful, will be followed by a merger (the “Merger”) of Purchaser with and into the Company, with the Company as the Surviving Corporation and a subsidiary of Parent. Pursuant to the terms of the Merger Agreement, as of immediately prior to the Effective Time of the Merger (as defined in the Merger Agreement), by virtue of the Merger and without any action on the part of the Parent, Purchaser, the Company or any stockholder of the Company: (i) any Common Shares and any shares of the Company’s preferred stock (“Preferred Stock”) held by the Company or any wholly-owned subsidiary of the Company as of immediately prior to the Effective Time (or held in the Company’s treasury) will be cancelled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor; (ii) any Common Shares and Preferred Stock held by Parent, Purchaser or any other wholly-owned subsidiary of Parent as of immediately prior to the Effective Time will be cancelled and retired and shall cease to exist, and no consideration will be delivered in exchange therefor; (iii) except as provided in clauses “(i)” and “(ii)” above: (A) each Common Share outstanding immediately prior to the Effective Time (other than Common Shares held by holders who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive the Offer Price, and (B) each share of Series C-12 Convertible Preferred Stock (“Series C Preferred Stock”) outstanding immediately prior to the Effective Time (other than shares of Series C Preferred Stock held by holders of Series C Preferred Stock who are entitled to and who properly exercise appraisal rights under Delaware law) will be converted into the right to receive a cash sum equal to 1,724.04 times the Offer Price; and (iv) each share of common stock, $0.01 par value per share, of Purchaser outstanding immediately prior to the Effective Time will be converted into one Common Share of the Company.

DIRECTORS DESIGNATED BY PURCHASER

Right to Designate Directors

The Merger Agreement provides that, the directors and officers of the Surviving Corporation, from and after the Effective Time shall be the respective individuals who are directors and officers of Purchaser immediately prior to the Effective Time, and such directors and officers shall hold such office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation as in effect from and after the Effective Time. The Company shall promptly take all actions necessary to effect the appointment of Designees, including mailing to its stockholders information with respect to the Company and its officers and directors, as Section 14(f) and Rule 14f-1 require.

Information with Respect to the Board Designees

From and after the Effective Time, Pavel Raifeld, CFA, and Marianne Zhen, CFA, will serve on the New Board (the “Board Designees”). The information with respect to the Board Designees included on Schedule A to this Information Statement is incorporated herein by reference. Parent has informed the Company that each of the Board Designees has consented to act as a director of the Company.

Based on the information set forth in the Offer to Purchase filed by Parent and Purchaser and other information provided by Parent, none of the Board Designees (i) is currently a director of, or holds any position with, the Company, or (ii) has a familial relationship with any directors or executive officers of the Company. The Company has been advised that, other than as described in the Offer to Purchase, to the knowledge of Parent, none of the Board Designees beneficially owns any equity securities (or rights to acquire such equity securities) of the Company and none has been involved in any transactions with the Company or any of its directors, executive officers, affiliates or associates which are required to be disclosed pursuant to the rules and regulations of the U.S. Securities and Exchange Commission (the “SEC”).

Parent has informed the Company that, to its knowledge, none of the Board Designees has been convicted in a criminal proceeding (excluding traffic violations or misdemeanors) or has been a party to any judicial or administrative proceeding during the past ten years (except for matters that were dismissed without sanction or settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

It is expected that the Board Designees will assume office at any time following the purchase by Purchaser of Common Shares pursuant to the Offer and the Merger Agreement, which purchase cannot be earlier than midnight, Eastern Time on August 19, 2022. Pursuant to the Merger Agreement, the Company will use reasonable best efforts to obtain and deliver to Parent at or prior to the Effective time the resignation of each director of the Company and each of the Company’s subsidiaries.

BOARD OF DIRECTORS

The Company currently has six members on the Board of Directors (the “Existing Board”): Kevin Tang, Larry Edwards, Craig Johnson, Laura Johnson, David Ramsay and Robert Rosen. All members of the Existing Board were previously elected by the Company’s stockholders at the 2021 Annual Meeting of Stockholders. Each director on the Existing Board serves a one-year term and holds office until the Company’s next annual meeting and until their successors are elected and qualified. Except as required by law and subject to the rights of the holders of any series of preferred stock with respect to such series of preferred stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies on the Existing Board may be filled by a majority vote of the directors then in office, though less than a quorum, by a sole remaining director or by the stockholders of the Company. Certain biographical information regarding the current directors of the Existing Board is set forth below.

Name	Age	Position
Kevin Tang	55	Director, Chairman of the Board
Larry Edwards	51	Director, President and Chief Executive Officer
Craig Johnson(1)(2)	60	Director
Laura Johnson(2)(3)	58	Director
David Ramsay(1)	57	Director
Robert Rosen(1)(3)	66	Director

(1)	Member of the Audit Committee
(2)	Member of the Compensation Committee
(3)	Member of the Nominating and Corporate Governance Committee

Kevin Tang has served as Chairman of the Existing Board since 2014. He serves as President of Tang Capital Management, LLC, a life sciences-focused investment company he founded in 2002. Since the company’s inception in 2013, Mr. Tang has served as the Chairman and Chief Executive Officer of Odonate Therapeutics, Inc. From 2009 to 2020, he served as a director of Heron Therapeutics, Inc. and, from 2012 to 2020, served as Chairman. From 2009 through its acquisition by Endo Pharmaceuticals, Inc. in 2010, Mr. Tang served as a director of Penwest Pharmaceuticals Co. In 2006, he co-founded Ardea Biosciences, Inc. and served as a director from inception through its acquisition by AstraZeneca PLC in 2012. From 2001 to 2008, Mr. Tang served as a director of Trimeris, Inc. From 1993 to 2001, he held various positions at Deutsche Banc Alex Brown, Inc., an investment banking firm, most recently serving as Managing Director and head of the firm’s Life Sciences research group. Mr. Tang received a B.S. degree from Duke University. The Existing Board has concluded that Mr. Tang should serve as a director based on his experience forming and building biotechnology companies, serving as a director of biotechnology companies and serving as a manager of funds specializing in the area of life sciences.

Larry Edwards has served as a director of the Existing Board, President and Chief Executive Officer since 2020. From 2015 to 2020, he served in various positions at Tetraphase Pharmaceuticals, Inc., most recently serving as Chief Executive Officer. From 2014 to 2015, Mr. Edwards served as Senior Director of Marketing of the Gram-negative Franchise of Cubist Pharmaceuticals, Inc. (acquired by Merck & Co., Inc.). From 1999 to 2014, he served in various positions at Merck and Co., Inc., most recently serving as Global Marketing Director of Clostridium Difficile and New Infectious Disease Products. Mr. Edwards received a B.S. degree in business and healthcare administration from Ohio University. The Existing Board has concluded that Mr. Edwards should serve as a director based on his leadership and extensive operational experience in the biotech and pharmaceutical industries.

Craig Johnson has served as a director of the Existing Board since 2013. He also serves as a director of Heron Therapeutics, Inc., a director of Mirati Therapeutics, Inc. and a director of Odonate Therapeutics, Inc. From 2015 to 2018, Mr. Johnson served as a director of Decipher Biosciences, Inc. From 2011 to 2014, he served as a director of Adamis Pharmaceuticals Corporation, and, from 2008 through its acquisition by AstraZeneca PLC in 2012, Mr. Johnson served as a director of Ardea Biosciences, Inc. From 2011 to 2012, he served as Chief Financial Officer of PURE Bioscience, Inc., and, from 2010 to 2011, Mr. Johnson served as Senior Vice President and Chief Financial Officer of NovaDel Pharma Inc. From 2004 through its acquisition by Raptor Pharmaceuticals Corp. in 2009, he served as Vice President and Chief Financial Officer of TorreyPines Therapeutics, Inc., and, from 2009 to 2010, Mr. Johnson served as Vice President of a wholly owned subsidiary of Raptor Pharmaceuticals Corp. From 1994 to 2004, he held various positions at MitoKor, Inc., most recently serving as Chief Financial Officer and Senior Vice President of Operations. Mr. Johnson practiced as a Certified Public Accountant with Price Waterhouse, and he received a B.B.A. degree in accounting from the University of Michigan-Dearborn. The Existing Board has concluded that Mr. Johnson should serve as a director based on his experience serving as a director of biotechnology companies and his expertise in financial management.

Laura Johnson has served as a director of the Existing Board since 2013. She serves as President and Chief Executive Officer of Next Generation Clinical Research Consulting, Inc., a contract research organization servicing the pharmaceutical industry that she founded in 1999. Additionally, Ms. Johnson serves as the President and Chief Executive Officer of Eufaeria Biosciences, Inc., a biotechnology company that she founded in 2016. From 2018 to March 2022, she served as a director of Odonate Therapeutics, Inc., and since 2020, Ms. Johnson served as a director of Kintara Therapeutics, Inc. She is also a founder, and from 2007 to 2019 served as a director, of Sb Bancorp, Inc. and Settlers Bank, Inc. Ms. Johnson received a nursing degree from the University of the State of New York-Albany. The Existing Board has concluded that Ms. Johnson should serve as a director based on her substantial operating experience.

David Ramsay has served as a director of the Existing Board since 2019. He also serves as a director of Exuma Biotech, Inc. and a director of Savara, Inc. From February 2018 through its acquisition by Allergan plc in October 2018, Mr. Ramsay served as Senior Vice President and Chief Financial Officer, and from 2015 to February 2018, served as a director, of Bonti, Inc. From 2003 to 2015, he held various positions at Halozyme Therapeutics, Inc., most recently serving as Chief Financial Officer. From 2000 to 2003, Mr. Ramsay served as Vice President, Chief Financial Officer of Lathian Systems, Inc. From 1998 to 2000, he served as Vice President, Treasurer and Director, Corporate Finance at Valeant Pharmaceuticals International, Inc. (formerly ICN Pharmaceuticals, Inc.). Mr. Ramsay started his career at Deloitte & Touche LLP. Mr. Ramsay received a B.S. in business administration from the University of California, Berkeley, an MBA in finance and strategic management from the Wharton School of the University of Pennsylvania and is a Certified Public Accountant (inactive) in the state of California. The Existing Board has concluded that Mr. Ramsay should serve as a director based on his experience serving as a director of biotechnology companies and his expertise in financial management.

Robert Rosen has served as a director of the Existing Board since 2014. From 2017 to March 2022, he served as a director of Odonate Therapeutics, Inc. From 2013 to 2019, Mr. Rosen served as President and as a director, and from 2012 to 2013, served as Senior Vice President and Chief Commercial Officer, of Heron Therapeutics, Inc. From 2014 to 2015, he served as a director of Conkwest, Inc. (now NantKwest, Inc.). In 2012, Mr. Rosen served as Managing Partner of Scotia Nordic LLC, a life sciences advisory firm. From 2011 to 2012, he served as Senior Vice President of Global Commercial Operations at Dendreon Corporation. From 2005 to 2011, Mr. Rosen served as Global Head of Oncology at Bayer HealthCare Pharmaceuticals. From 2002 to 2005, he served as Vice President of the Oncology Business Unit at Sanofi-Synthèlabo Inc. Mr. Rosen received a B.S. degree in pharmacy from Northeastern University. The Existing Board has concluded that Mr. Rosen should serve as a director based on his leadership experience in the biotechnology and pharmaceutical industries and expertise in commercializing pharmaceutical products.

EXECUTIVE OFFICERS

Officers of the Company are appointed and serve at the pleasure of the Existing Board. The Company’s executive officers are:

Name	Age	Position
Larry Edwards	51	Director, President and Chief Executive Officer
Michael Hearne	60	Chief Financial Officer

Information regarding Mr. Edwards is provided above under section titled “Board of Directors.”

Michael Hearne has served as the Company’s Chief Financial Officer since 2020. Since 2015, he has served as Chief Financial Officer of Tang Capital Management, LLC, a life sciences-focused investment company. Since 2015, Mr. Hearne has also held various positions at Odonate Therapeutics, Inc., most recently serving as Chief Financial Officer since 2018. From 2014 to 2015, he served as a partner at Weaver & Tidwell, LLP. Mr. Hearne started his career in public accounting at Coopers & Lybrand. Mr. Hearne received a B.S. degree in accounting and a masters of accountancy, taxation from Brigham Young University and is a Certified Public Accountant (inactive) in the state of California.

SUMMARY COMPENSATION TABLE

The following table provides information for the years ended December 31, 2021 and 2020 concerning the compensation earned or awarded to the Company’s principal executive officer and the other most highly compensated executive officer (the “Named Executive Officers” or “NEOs”):

Name and Principal Position	Year	Salary	Option Awards(1)	Non-Equity Incentive Plan Compensation(2)	All Other Compensation(3)	Total
Larry Edwards(4)(5)	2021	$550,000	$1,530,538	$302,500	$6,371	$2,389,409
Director, President and Chief Executive Officer	2020	$208,333	$2,165,446	$247,833	$1,338	$2,622,950

Michael Hearne(4)(6)	2021	$148,125	$296,729	$59,250	$—	$504,104
Chief Financial Officer	2020	$78,969	$528,359	$48,700	$1,986	$658,014

(1)

The amounts reported in this column include the grant-date fair values of stock options granted to each NEO in January 2022 for services rendered in 2021, calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, Compensation-Stock Compensation. For a discussion of the assumptions used to calculate the value of the Company’s stock options, see Note 8 to the Company’s audited financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021.

(2)	The amounts reported in this column represent performance-based cash bonuses paid to each NEO in January 2022 for services rendered in 2021 under the Company’s incentive bonus programs.
(3)	Unless otherwise indicated, the amounts reported in this column represent the Company’s matching contribution to each NEO’s 401(k) plan account and/or life insurance premiums paid by the Company.
(4)	For the year ended December 31, 2020, each NEO’s salary was pro-rated based on the portion of the year such officer served as an NEO.
(5)

For the year ended December 31, 2020, Mr. Edwards’s option awards include the grant-date fair values of options to purchase 400,000 Common Shares on becoming President and Chief Executive Officer of the Company in July 2020.

(6)

Mr. Hearne’s compensation reflects the portion of his time dedicated to the Company. For the year ended December 31, 2020, Mr. Hearne’s option awards include the grant-date fair values of options to purchase 100,000 Common Shares on becoming Chief Financial Officer of the Company in June 2020.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

Employee Arrangements

Additional information about the compensation of the Company’s officers and directors is found in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 under the captions “Directors and Executive Officers,” “Executive Compensation,” and “Outstanding Equity Awards as of December 31, 2021.”

DIRECTOR COMPENSATION TABLE

Retainer Fees. Directors who are also the Company’s employees receive no extra compensation for their service on the Existing Board. For the year ended December 31, 2021, the Company’s non-employee directors received an annual retainer fee of $60,000 and the Chairman of the Audit Committee (as defined below) received an additional annual retainer fee of $15,000, both of which were paid quarterly. The Chairman of the Existing Board, Mr. Tang, has elected to waive all cash compensation for his service as a director.

Option Grants. Each of the Company’s non-employee directors is eligible to receive, on becoming a non-employee director, a one-time grant of a non-qualified stock option under the Company’s 2013 Equity Incentive Plan in an amount to be determined by the Existing Board at an exercise price equal to the fair value of a share of common stock on the grant date. These non-employee director options have a term of 10 years and vest with respect to one-third of the underlying shares on the one-year anniversary of the grant and with respect to the remainder of the underlying shares on a quarterly basis for two years thereafter. Each non-employee director receives an additional grant annually of a non-qualified stock option in an amount to be determined by the Existing Board. These non-employee director options have a term of 10 years and vest fully on the one-year anniversary of the grant date. The exercise price for these additional non-employee director options is the fair value of the common stock on the grant date. All outstanding non-employee director options vest in full immediately prior to any change in control. Each non-employee director is also eligible to receive additional options under the Company’s 2013 Equity Incentive Plan at the discretion of the Existing Board. These options vest and become exercisable pursuant to the Company’s 2013 Equity Incentive Plan and the terms of the option grant.

The following table shows the compensation earned in 2021 by the non-employee directors who served on the Existing Board during the year ended December 31, 2021:

Name	Fees Earned or Paid in Cash	Option Awards(1)	Total
Kevin Tang(2)	$—	$105,862	$105,862
Craig Johnson	$75,000	$105,862	$180,862
Laura Johnson	$60,000	$105,862	$165,862
David Ramsay	$60,000	$105,862	$165,862
Robert Rosen	$60,000	$105,862	$165,862

(1)

The amounts reported in this column reflect the grant-date fair values of stock options granted to each non-employee director in January 2022 for services rendered in 2021, calculated in accordance with FASB ASC Topic 718, Compensation-Stock Compensation. For a discussion of the assumptions used to calculate the value of our stock options, see Note 8 to our audited financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2021. In January 2022, each non-employee director was granted an option to purchase up to 30,000 Common Shares at $4.81 per share, the closing price of the common stock on the grant date. As of December 31, 2021, the aggregate number of option awards outstanding for Kevin Tang, Craig Johnson, Laura Johnson, David Ramsay and Robert Rosen were 112,000, 161,000, 120,500, 60,000 and 112,000, respectively. For the avoidance of doubt, the aggregate number option awards outstanding as of December 31, 2021 does not include the stock options granted to each non-employee director in January 2022.

(2)	Mr. Tang has elected to waive all cash compensation for his service as a director.

CORPORATE GOVERNANCE

Board Structure

The Company’s business affairs are managed under the direction of the Existing Board, which currently consists of six members. The role of the Company’s Chairman of the Existing Board is separate from the Company’s

Principal Executive Officer. The Existing Board has determined that this structure continues to be appropriate at this time.

Board Risk Oversight Process

The Existing Board is responsible for oversight of the Company’s risk management policies and procedures. The Company is exposed to a number of risks, including financial risks, strategic and operational risks and risks relating to regulatory and legal compliance. The Existing Board will regularly discuss with management the Company’s major risk exposures highlighting any new risks that may have arisen since they last met and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken.

The Existing Board oversees the management of risk exposure and risk mitigation in various areas including: (i) risks relating to the Company’s employment policies and executive compensation plans and arrangements; (ii) financial risks and taking appropriate actions to help ensure quality financial reporting and appropriately conservative investment practices; and (iii) risks associated with the independence of the Existing Board and potential conflicts of interest. The Audit Committee reviews policies with respect to risk assessment and risk management and consults with outside resources as appropriate on other matters that could have a significant impact on the Company’s consolidated financial statements. The Audit Committee also reviews policies with respect to financial risk and makes recommendations to the Existing Board. The Existing Board’s administration of its risk oversight function has not affected the Existing Board’s leadership structure.

Director Independence

Consistent with Nasdaq listing requirements, the Existing Board makes an annual determination of the independence of the Company’s directors. This determination is made in conjunction with each annual meeting of stockholders. The Existing Board has determined that Mr. Johnson, Ms. Johnson, Mr. Ramsay and Mr. Rosen are “independent” within the meaning of Nasdaq Marketplace Rules 5605(b) and 5605(a)(2). There are no family relationships among any of the Company’s directors or executive officers.

The members of our Audit Committee must satisfy the independence criteria set forth in Rule 10A-3 under the Exchange Act (“Rule 10A-3”). In order to be considered independent for purposes of Rule 10A-3, no member of the Audit Committee may, other than in his or her capacity as a member of the Audit Committee, the Existing Board or any other committee of the Existing Board: (i) accept, directly or indirectly, any consulting, advisory or other compensatory fee from us or any of our subsidiaries; or (ii) directly, or indirectly through one or more intermediaries, control, be controlled by or be under common control with us or any of our subsidiaries.

Board Committees

The Existing Board has three standing committees: an audit committee (the “Audit Committee”); a compensation committee (the “Compensation Committee”); and a corporate governance and nominating committee (the “Corporate Governance and Nominating Committee”). The committees operate under written charters that are available for viewing on the Company’s website at www.ljpc.com, under “Corporate Resources.”

Audit Committee

It is the responsibility of the Audit Committee to oversee the Company’s accounting and financial reporting processes and the audits of the Company’s consolidated financial statements. The specific duties of the Audit Committee include: monitoring the integrity of the Company’s financial process and systems of internal controls regarding finance, accounting and legal compliance; selecting the Company’s independent auditor; monitoring the independence and performance of the Company’s independent auditor; and providing an avenue of communication among the independent auditor, the Company’s management and the Existing Board. The Audit Committee has the authority to conduct any investigation it feels appropriate to fulfill its responsibilities, and it has direct access to all of the Company’s employees and to the independent auditor. The Audit Committee also has the ability to retain, at the Company’s expense and without further approval of the Existing Board, special legal, accounting or other consultants or experts that it deems necessary in the performance of its duties. In 2022, the Audit Committee was comprised of three members: Craig Johnson, David Ramsay and Robert Rosen. Mr. Johnson is the Chairman of the Audit Committee. Messrs. Johnson and Ramsay each qualify as an “audit committee financial expert” as that term is defined under the SEC rules and regulations. Each member of the Audit Committee meets the requirements for independence under the listing standards of the Nasdaq Capital Market and the SEC rules and regulations, and also meets the requirements for financial literacy and sophistication under the applicable listing standards.

Report of the Audit Committee

The Audit Committee oversees our financial reporting process. Management has the primary responsibility for the consolidated financial statements and the reporting process, including the Company’s system of internal control over financial reporting. In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 with management, including a discussion of the quality, not merely the acceptability, of the accounting and financial reporting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The Audit Committee reviewed the Company’s audited consolidated financial statements with the Company’s independent auditor, which is responsible for expressing an opinion on the conformity of those audited consolidated financial statements with U.S. generally accepted accounting principles, including a discussion of such matters as are required to be discussed under U.S. generally accepted auditing standards. In addition, the Audit Committee has discussed with the independent auditor the matters required to be discussed, and received from them the written disclosures and letter required, by the applicable requirements of the Public Company Accounting Oversight Board and SEC, including with respect to its independence from us and our management. The Audit Committee has also considered the compatibility of the independent auditor’s provision of non-audit services to the Audit Committee with the auditor’s independence.

The Audit Committee discussed with the Company’s independent auditor the overall scope and plan for its audit. The Audit Committee met with the independent auditor, with and without management present, to discuss the results of its examinations, its evaluations of our internal controls and the overall quality of our financial reporting.

Based on the reviews and discussions referred to above, the Audit Committee recommended that the Company’s audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 for filing with the SEC. This report is provided by the following directors, who perform the functions of the Audit Committee:

Craig Johnson, Chairman of Audit Committee

David Ramsay

Robert Rosen

Compensation Committee

It is the responsibility of the Compensation Committee to assist the Existing Board in discharging the Existing Board’s responsibilities regarding the compensation of the Company’s employees, officers and directors. The specific duties of the Compensation Committee include: making recommendations to the Existing Board regarding the corporate goals and objectives relevant to executive compensation; evaluating the Company’s executive officers’ performance in light of such goals and objectives; recommending compensation levels to the Existing Board based on such evaluations; administering the Company’s incentive compensation plans, including the Company’s equity-based incentive plans; making recommendations to the Existing Board regarding the Company’s overall compensation structure, policies and programs; and reviewing the Company’s compensation disclosures. The Compensation Committee may delegate authority to review and approve the compensation of the Company’s employees to certain of the Company’s executive officers, including with respect to awards made under the Company’s equity incentive plans. Even where the Compensation Committee does not delegate authority, the Company’s executive officers will typically make recommendations to the Compensation Committee regarding compensation to be paid to the Company’s employees and the size of equity awards under the Company’s equity incentive plans. Additional information regarding the processes and procedures of the Compensation Committee is provided below under the caption “Executive Compensation.” The Compensation Committee is comprised of two members: Craig Johnson and Laura Johnson. Craig Johnson is the Chairman of the Compensation Committee. Each member of the Compensation Committee meets the requirements for independence under the listing standards of the Nasdaq Capital Market and the SEC rules and regulations.

Nominating and Corporate Governance Committee

The primary responsibilities of the Company’s Nominating and Corporate Governance Committee are to develop and recommend to the Existing Board criteria for identifying and evaluating qualified candidates for directorships and to make recommendations to the Existing Board regarding candidates for election or reelection to the Existing Board at each annual meeting of stockholders. In addition, the Nominating and Corporate Governance Committee is responsible for making recommendations to the Existing Board concerning corporate governance matters; the structure, composition and function of the Existing Board and its committees; and the compensation of directors for service on the Existing Board and its committees. The Nominating and Corporate Governance Committee is comprised of two members: Laura Johnson and Robert Rosen. Laura Johnson is the Chairman of the Nominating and Corporate Governance Committee. Each member of the Nominating and Corporate Governance Committee meets the requirements for independence under the listing standards of the Nasdaq Capital Market.

Meetings of the Board of Directors

During the year ended December 31, 2021, the Existing Board met seven times (including regularly scheduled and special meetings). During the year ended December 31, 2021, the Audit Committee met four times, the Compensation Committee met two times and the Nominating and Corporate Governance Committee met two times. During the year ended December 31, 2021, each member of the Existing Board attended at least 84% of the aggregate number of meetings of the Existing Board and the committees on which he or she served during the period in which he or she was on the Existing Board or committee. The Company encourages all of the Company’s directors to attend the Company’s annual meeting of stockholders. The Company held the 2021 Annual Meeting of Stockholders on July 21, 2021, and all of the Company’s directors attended the meeting.

Director Nominations

The Company’s Corporate Governance and Nominating Committee periodically assesses the appropriate size of the Existing Board and whether any vacancies on the Existing Board are expected due to retirement or otherwise. In the event that vacancies are anticipated or otherwise arise, the Corporate Governance and Nominating Committee may utilize a variety of methods for identifying and evaluating director candidates. Candidates may come to the attention of the Corporate Governance and Nominating Committee through current directors, professional search firms, stockholders or other persons. Once the Corporate Governance and Nominating Committee has identified a prospective nominee, it will evaluate the prospective nominee in the context of the then-current constitution of the Existing Board and will consider a variety of other factors, including the prospective nominee’s business, industry, finance and financial reporting experience, as well as attributes that would be expected to contribute to an effective Existing Board. The Corporate Governance and Nominating

Committee seeks to identify nominees who possess a wide range of experience, skills and areas of expertise, knowledge and business judgment. The Company’s Corporate Governance and Nominating Committee thus considers a broad range of factors relating to the qualifications and background of nominees, which may include diversity, which is not only limited to race, gender or national origin, but also includes diversity of experience and skills. The Company has no formal policy regarding diversity of the Existing Board. The Company’s Corporate Governance and Nominating Committee’s priority in selecting directors is the identification of persons who will further the interests of the Company’s stockholders through his or her established record of professional accomplishment, ability to contribute positively to the collaborative culture among directors, professional and personal experiences and expertise relevant to the Company’s growth strategy. Successful nominees must have a history of superior performance or accomplishments in their professional undertakings and should have the highest personal and professional ethics and values. The Corporate Governance and Nominating Committee assesses its effectiveness in balancing these considerations when assessing the composition of the Existing Board. The Corporate Governance and Nominating Committee does not evaluate stockholder nominees differently than any other nominee.

In accordance with procedures set forth in the Company’s Bylaws, as amended and restated (the “Bylaws”), the Company’s Corporate Governance and Nominating Committee will consider stockholder recommendations for directors if stockholders follow the procedures specified in the Bylaws for providing timely written notice, in proper form, of the intent to make a nomination at a meeting of stockholders. To be timely, the notice must be received within the time frame discussed in the Bylaws. To be in proper form, the notice must, among other matters, include each director nominee’s written consent to serve as a director if elected, a description of all arrangements or understandings between the nominating stockholder and each director nominee and information about the nominating stockholder and each director nominee. A copy of the Bylaws will be provided on written request to the Company’s Secretary.

Stockholder Communications

The Company’s stockholders may communicate with the Existing Board or a particular director by sending a letter addressed to the Existing Board or a particular director to the Company’s Secretary at 201 Jones Road, Suite 400, Waltham, Massachusetts 02451. All communications will be compiled by the Company’s Secretary and forwarded to the Existing Board, or the director, accordingly. The Company’s Secretary opens, logs and forwards all such correspondence (other than advertisements or other solicitations) to the Existing Board, or the director, accordingly, unless a director has requested that the Company’s Secretary forward correspondence unopened.

Corporate Governance Guidelines

The Company has adopted a set of Corporate Governance Guidelines that describe a number of the Company’s corporate governance practices. The Corporate Governance Guidelines are available for viewing on the Company’s website at www.ljpc.com, under “Corporate Resources.”

Anti-hedging Policy

The Company has a policy that prohibits the Company’s directors, officers, employees and consultants from engaging in short-term speculative transactions in the Company securities, including: (i) short-term trading (defined as selling Company securities within 6 months following a purchase); (ii) short-sales; (iii) transactions involving publicly traded options or other derivatives, such as trades in puts or calls in Company securities; and (iv) hedging transactions.

Code of Business Conduct and Ethics; Corporate Website

The Company has adopted a Code of Business Conduct and Ethics that applies to all of the Company’s directors, officers and employees, including the Company’s principal executive officer, principal financial and accounting officer and persons performing similar functions. The Company’s Code of Business Conduct and Ethics is posted on the Company’s website at www.ljpc.com in the Corporate Governance section under “Corporate Resources.” The Company intends to disclose future amendments to certain provisions of the Code of Business Conduct and Ethics, and waivers of the Code of Business Conduct and Ethics, on the Company’s website within 4 business days following the date of the amendment or waiver.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Pursuant to the Company’s Code of Business Conduct and Ethics, the Company’s directors, officers and employees must disclose transactions involving actual or apparent conflicts of interest, such as related party transactions, to the Chairperson of the Audit Committee. Additionally, the Audit Committee is responsible for review and approval of all related party transactions in which any officer, director or stockholder has a direct or indirect interest and would be required to be disclosed under Item 404(a) of Regulation S-K, and has written policies and procedures for reviewing, approving or ratifying any transaction required to be reported under Item 404(a) of Regulation S-K. In reviewing related party transactions, the Audit Committee evaluates any transaction in which a “related person” (as defined in Item 404(a) of Regulation S-K) was, or is to be, a participant and the amount involved exceeds the threshold specified by SEC rules (generally $120,000), and in which the related person had, or will have, a direct or indirect material interest. The Audit Committee also will consider whether the proposed terms are at least as favorable to the Company as could be obtained from unaffiliated third parties and will confirm that there is a bona fide business purpose for the transaction.

The Company owns a non-voting interest in a related party, which provides the Company with the potential to receive a portion of the future distributions of free cash flow, if any. Investment funds affiliated with the Chairman of the Company’s board of directors have a controlling interest in the related party. During the years ended December 31, 2021 and 2020, the Company received distributions of $7.6 million and $6.3 million, respectively, in connection with this interest.

On June 28, 2022 and June 30, 2022, the Company received distributions of $3.8 million and $0.4 million, respectively, in connection with its non-voting interest in a related party. Additionally, on July 6, 2022, the Company received an aggregate of $6.2 million of proceeds pursuant to the redemption of 100% of this interest.

In September 2020, the Company entered into a sublease agreement for office space in San Diego, California with an entity of which the Chairman of the Existing Board is also the chairman and chief executive officer. The sublease term is approximately 7 years, and the sublease expense is approximately $12,000 per month. The sublease is cancellable without penalty by either party with 30-days’ written notice. The Company made payments of approximately $0.2 million and $64,000 under the sublease in 2021 and 2020, respectively. Effective December 31, 2021, the Company terminated the San Diego sublease without penalty.

Since January 1, 2020, there were no other transactions, and there are no currently proposed transactions, between the Company and any “related person” where the amount exceeded or will exceed $120,000, and in which any “related person” had or will have a direct or indirect material interest, other than compensation arrangements described elsewhere in this Information Statement.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides certain information regarding the Company’s equity compensation plans in effect as of December 31, 2021:

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights (1)	Weighted-average Exercise Price of Outstanding Options, Warrants and Rights (2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans, excluding Securities Reflected in Column(1) (3)
Equity compensation plans approved by security holders:
2013 Equity Incentive Plan	4,096,204	$7.22	5,503,796
2018 Employee Stock Purchase Plan	—	$—	335,473
Equity compensation plans not approved by security holders	—	$—	—

Total	4,096,204	$7.22	5,839,269

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of the Common Shares as of July 18, 2022 for:

•	each stockholder or group of stockholders known by us to be the beneficial owner of more than 5% of the Company’s outstanding Common Shares;

•	each of the Company’s directors;

•	each of the Company’s NEOs; and

•	all of the Company’s current directors and executive officers as a group.

Percentage of beneficial ownership of common stock is based on 24,926,469 Common Shares outstanding as of July 18, 2022.

Beneficial ownership is determined in accordance with the rules of the SEC, and thus represents voting or investment power with respect to the Company’s securities as of July 18, 2022. Unless otherwise indicated below, to the Company’s knowledge, the persons and entities named in the table have sole voting and sole investment power with respect to all equity interests beneficially owned, subject to community property laws where applicable. Unless otherwise noted below, the address of each person listed on the table is 201 Jones Road, Suite 400, Waltham, Massachusetts 02451.

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned(1)
Greater than 5% Stockholders
Tang Capital Partners, LP(2)	9,607,934	38.55%
RTW Investments, LP(3)	2,510,867	9.99%
Directors and Named Executive Officers
Kevin Tang(2)	9,959,934	39.78%
Larry Edwards(4)	391,069	1.55%
David Ramsay(5)	158,493	*
Craig Johnson(6)	151,000	*
Laura Johnson(7)	121,000	*
Robert Rosen(8)	112,000	*
Michael Hearne(9)	91,200	*
All directors and executive officers as a group (7 persons)	10,984,696	42.37%

*	Represents beneficial ownership of less than one percent.
(1)

Shares of common stock underlying stock options exercisable within 60 days after July 18, 2022, which, for this purpose, does not effectuate the treatment of La Jolla Options contemplated in the Merger Agreement, are deemed outstanding for the purpose of computing the percentage ownership of the person holding the stock options but are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Shares of common stock that are potentially issuable on conversion of the Company’s Series C-1[2] Convertible Preferred Stock are deemed outstanding for the purpose of computing the percentage ownership of the person holding the Company’s Series C-1[2] Convertible Preferred Stock but are not deemed outstanding for the purpose of computing the percentage ownership of any other person.

(2)

Based on Schedule 13D/A filed with the SEC on July 12, 2022. Kevin Tang, the Company’s Chairman, is the manager of the general partner of Tang Capital Partners, LP (“TCP”). Mr. Tang has a pecuniary interest in the shares beneficially held by TCP. Mr. Tang is the beneficial owner of 9,959,934 Common Shares, which is comprised of: (i) 9,607,934 Common Shares beneficially owned by TCP; (ii) 240,000 Common Shares beneficially owned by the Kevin C. Tang Foundation; and (iii) 112,000 Common Shares underlying stock options owned by Mr. Tang that are exercisable within 60 days of July 18, 2022, which, for this purpose, does not effectuate the treatment of La Jolla Options contemplated in the Merger Agreement. Mr. Tang has sole voting and investment power over 352,000 Common Shares, and Mr. Tang, TCP and Tang Capital Management, LLC have shared voting and investment power over 9,607,934 Common Shares. The beneficial ownership for TCP and Mr. Tang excludes 6,067,439 and 6,338,139 Common Shares, respectively, that are potentially issuable on conversion of the Company’s Series C-1[2] Convertible Preferred Stock because the C-1[2] Convertible Preferred Stock have a limit on the ability of the holder to convert to the extent that the holder would beneficially own greater than 9.999% of shares of the Company’s common stock following such conversion, provided that the holder has the ability to waive, increase or decrease this limitation on conversion on providing the Company with 61 days of prior written notice. The address of the foregoing entities and person is 4747 Executive Drive, Suite 210, San Diego, CA 92121.

(3)

Based on Form 13F-HR filed with the SEC on May 16, 2022. The beneficial ownership for RTW Investments, LP includes 183,464 of the 263,014 Common Shares that are potentially issuable on conversion of the Company’s Series C-1[2] Convertible Preferred Stock. RTW Investments, LP has shared voting and investment power over all reported Common Shares. The beneficial ownership for RTW

Investments, LP excludes 79,550 of the 263,014 Common Shares that are potentially issuable on conversion of the Company’s Series C-1[2] Convertible Preferred Stock because the C-1[2] Convertible Preferred Stock have a limit on the ability of the holder to convert to the extent that the holder would beneficially own greater than 9.999% of shares of the Company’s common stock following such conversion, provided that the holder has the ability to waive, increase or decrease this limitation on conversion on providing the Company with 61 days of prior written notice. The address of RTW Investments, LP and Roderick Wong is 40 10th Avenue, Floor 7, New York, NY 10014.
(4)

Consists of 11,969 Common Shares and 379,100 Common Shares underlying stock options exercisable by Mr. Edwards within 60 days of July 18, 2022, which, for this purpose, does not effectuate the treatment of La Jolla Options contemplated in the Merger Agreement.

(5)

Consists of 100,000 Common Shares and 58,493 Common Shares underlying stock options exercisable by Mr. Ramsay within 60 days of July 18, 2022, which, for this purpose, does not effectuate the treatment of La Jolla Options contemplated in the Merger Agreement.

(6)

Consists of 12,000 Common Shares and 139,000 Common Shares underlying stock options exercisable by Mr. Johnson within 60 days of July 18, 2022, which, for this purpose, does not effectuate the treatment of La Jolla Options contemplated in the Merger Agreement.

(7)

Consists of 500 Common Shares and 120,500 Common Shares underlying stock options exercisable by Ms. Johnson within 60 days of July 18, 2022, which, for this purpose, does not effectuate the treatment of La Jolla Options contemplated in the Merger Agreement.

(8)

Consists of 112,000 Common Shares underlying stock options exercisable by Mr. Rosen within 60 days of July 18, 2022, which, for this purpose, does not effectuate the treatment of La Jolla Options contemplated in the Merger Agreement.

(9)

Consists of 10,186 Common Shares and 81,014 Common Shares underlying stock options exercisable by Mr. Hearne within 60 days of July 18, 2022, which, for this purpose, does not effectuate the treatment of La Jolla Options contemplated in the Merger Agreement. Mr. Hearne, the Company’s Chief Financial Officer, is the Chief Financial Officer of the general partner of TCP. Mr. Hearne has a pecuniary interest in the shares beneficially held by TCP.

LEGAL PROCEEDINGS

The Company is not aware of any material proceedings in which any director (including any Board Designees), officer or affiliate of the Company, any record or beneficial owner of more than 5% of the Company’s Common Shares, or any associate of any such director (including any Board Designee), officer, affiliate of the Company or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

SCHEDULE A

Name and Position	Present Principal Occupation or Employment; Material Positions Held During the Last Five Years
Pavel Raifeld, CFA, Director	Pavel Raifeld, CFA, was appointed Chief Executive Officer in May 2020. Prior to his appointment, Mr. Raifeld served on the investment team at Sarissa Capital Management LP from 2017 to 2020. Earlier, he was a senior member of the healthcare investment banking team at Credit Suisse Securities (USA) LLC from 2011 to 2017. Previously, Mr. Raifeld worked as a consultant, primarily specializing in advising biopharmaceutical companies, at McKinsey & Company, Inc. from 2007 to 2011. and The Boston Consulting Group Ltd. from 2004 to 2005. Mr. Raifeld earned an AB degree from Harvard University and an MBA degree from Columbia University.

Marianne Zhen, CPA, Director	Marianne Zhen, CPA, was appointed Chief Accounting Officer in July 2018 and also serves as Secretary. Ms. Zhen joined Innoviva in October 2014 as Corporate Controller. Prior to joining Innoviva, Ms. Zhen served as the Corporate Controller at Steelwedge Software Inc. from 2012 to 2014, Intelmate from 2011 to 2012 and Model N, Inc. from 2007 to 2011. Previously, Ms. Zhen served as a member of board of directors of the California Society of Certified Public Accountants (“CalCPA”) Peninsula/Silicon Valley Chapter. Ms. Zhen earned a Bachelor of Science degree in Business Administration with a concentration in Accounting from San Francisco State University. She is a member of the American Institute of Certified Public Accountants and a member of CalCPA.